UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 3)

                    Under the Securities Exchange Act of 1934

                          Material Sciences Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    576674105
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                                 (CUSIP Number)

                                  June 25, 2009
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             (Date of Event which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|   Rule 13d-1(b)
|_|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 576674105                SCHEDULE 13G                PAGE 2 OF 6 PAGES


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1     NAME OF REPORTING PERSON
      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ironwood Investment Management, LLC
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (A) |_|
                                                                  (B) |X|
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
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                              5     SOLE VOTING POWER

                                    296,987
                              --------------------------------------------------
   NUMBER OF SHARES           6     SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON               0
         WITH                 --------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    296,987
                              --------------------------------------------------

                              8     SHARED DISPOSITIVE POWER

                                    0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      296,987
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.16%
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12    TYPE OF REPORTING PERSON

      IA
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CUSIP NO. 576674105                SCHEDULE 13G                PAGE 3 OF 6 PAGES


Item 1.     (a). Name of Issuer: Material Sciences Corporation

            (b). Address of Issuer's Principal Executive Offices:

                 2200 East Pratt Boulevard
                 Elk Grove Village, IL  60007

Item 2.     (a). Name of Person Filing:

                 Ironwood Investment Management, LLC

            (b). Address of Principal Business Office or, if none, Residence:

                 Ironwood Investment Management, LLC
                 21 Custom House Street, Suite 240
                 Boston, MA 02110

            (c). Citizenship or Place of Organization: Massachusetts

            (d). Title of Class of Securities: Common Stock

            (e). CUSIP Number:  576674105

CUSIP NO. 576674105                SCHEDULE 13G                PAGE 4 OF 6 PAGES


Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under section 15 of
                    the Act (15 U.S.C. 78o);

            (b) [ ] Bank as defined in section 3(a)(6) of the
                    Act (15 U.S.C. 78c);

            (c) [ ] Insurance company as defined in section 3(a)(19)
                    of the Act (15 U.S.C. 78c.);

            (d) [ ] Investment company registered under section 8 of
                    the Investment Company Act of 1940 (15 U.S.C.
                    80a-8);

            (e) [x] An investment adviser in accordance with
                    section 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in
                    accordance with section 240.13d-1(b)(1)(ii)
                    (F);

            (g) [ ] A parent holding company or control person in
                    accordance with section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings associations as defined in
                    section 3(b) of the Federal Deposit Insurance
                    Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the
                    definition of an investment company under
                    section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with section 240.13d-1(b)(1)
                    (ii)(J).

Item 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a). Amount beneficially owned:                             296,987

            (b). Percent of class:                                         2.16%

            (c). Number of shares as to which the person has:

                 (1) Sole power to vote or to direct the vote:          296,987
                 (2) Shared power to vote or to direct the vote:              0
                 (3) Sole power to dispose or to direct the
                     disposition of:                                    296,987
                 (4) Shared power to dispose or to direct the
                     disposition of:                                          0

CUSIP NO. 576674105                SCHEDULE 13G                PAGE 5 OF 6 PAGES


Item 5.     Ownership of Five Percent or Less of a Class:

            Yes

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:

            Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

            Not Applicable

Item 8.     Identification and Classification of Members of the Group:

            Not Applicable

Item 9.     Notice of Dissolution of Group:

            Not Applicable

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 576674105                SCHEDULE 13G                PAGE 6 OF 6 PAGES


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   IRONWOOD INVESTMENT MANAGEMENT, LLC

Date: July __, 2009                By: /s/ Charles J. Daly
                                       -----------------------------------------
                                       Charles J. Daly, Chief Compliance Officer